Exhibit 99.1

       Susquehanna Bancshares, Inc. Announces First Quarter 2007 Results

     LITITZ, Pa.--(BUSINESS WIRE)--April 24, 2007--Susquehanna Bancshares, Inc., (Susquehanna) (Nasdaq:SUSQ) today announced net income for the first quarter of 2007 was $20.7 million, or $0.40 per diluted share, compared to $17.7 million, or $0.38 per diluted share, for the first quarter 2006.

     First Quarter Financial Highlights:


-- Net loans and leases, excluding securitizations, grew 15% from March 31, 2006. Excluding Minotola National Bank, which was acquired on April 21, 2006, growth was 5%.

    --  Commercial loans increased 20% to $1.0 billion at March 31,
        2007.

    -- Real estate construction loans increased 5% to $1.1 billion at March 31, 2007.

    -- Commercial real estate secured loans increased 22% to $1.6 billion at March 31, 2007.

-- Total deposits increased 13% to $6.0 billion from March 31, 2006. Excluding Minotola, deposits increased 3%.

-- Net interest margin for the first quarter decreased 9 basis points to 3.67% compared to 3.76% for the first quarter of 2006.

-- Net charge-offs as a percentage of average loans and leases for the quarter ended March 31, 2007 were 0.21% compared to 0.19% for the first quarter of 2006.

     Equity capital was $951 million at March 31, 2007 or $18.23 per share, compared to $785 million, or $16.72 per share at March 31, 2006.

     Return on average assets and average tangible equity(1) for the first quarter of 2007 finished at 1.03% and 14.71%, respectively. This compared to results of 0.96% and 13.83%, for the same measurements, respectively for the first quarter of 2006.

     (1)A non-GAAP-based financial measure. The most comparable GAAP-based measurement for return on average tangible equity is return on average equity. A reconciliation of the differences between non-GAAP-based and GAAP-based measurements can be found at the end of this release under the heading "Supplemental Reporting of Non-GAAP-Based Financial Measures."

     Linked Quarter Highlights (First Quarter 2007 vs. Fourth Quarter 2006)


-- Net loans and leases, excluding securitizations, grew 1% from December 31, 2006.

    --  Commercial loans increased 5% to $1.0 billion from December
        31, 2006.

--  Total deposits grew 3% from December 31, 2006

-- Net interest margin remained unchanged at 3.67% compared to the fourth quarter of 2006.

     "One of our primary objectives for 2007 is to focus on generating deposits, so we were pleased to see solid deposit growth during the first quarter," said William J. Reuter, Chairman, President and Chief Executive Officer of Susquehanna Bancshares, Inc. "During the quarter, we conducted a targeted direct-mail campaign promoting our competitive deposit products, and the early results of that initiative are reflected in the growth we saw in the quarter."

     During the quarter, Susquehanna launched two new initiatives to enhance service for depositors:


-- Remote Deposit. This service allows business customers to scan checks at their location and electronically send them to the bank for processing. It offers greater convenience and saves businesses from making numerous trips to a branch to make deposits.

-- ATM Freedom. Customers can withdraw cash at any ATM and have any surcharges refunded, provided they have at least $2,500 in the account after the withdrawal.

     In another recent development, Susquehanna Bancshares and Widmann, Siff & Co. Inc. (Widmann, Siff), an investment advisory firm in Radnor, Pa., have entered into an agreement in which Susquehanna will acquire the outstanding stock of Widmann, Siff. The firm has more than $300 million in assets under management, and its seasoned staff of investment managers will add additional depth to Susquehanna's Wealth Management services. The acquisition is expected to be completed by the end of the second quarter, subject to regulatory approval and other closing conditions. With the addition of Widmann, Siff, Susquehanna Wealth Management expects to have a total of approximately $5.4 billion in assets under management and administration.

     Susquehanna will broadcast its first quarter 2007 results conference call over the Internet on April 25, 2007 at 11:00 a.m. Eastern time. The conference call will include management's discussion of first quarter 2007 results. The discussion may also include updates to 2007 financial targets and other forward-looking information. Investors will have the opportunity to listen to the conference call through a live broadcast on Susquehanna's Web site, located at www.susquehanna.net. To listen to the live call, please go to the Investor Relations section of Susquehanna's Web site at least fifteen minutes prior to the broadcast to download and install any necessary audio software. For those who are unable to listen to the live broadcast, an archived replay and podcast will be available shortly after the call concludes.

     Susquehanna Bancshares, Inc., is a financial services holding company with assets of $8.2 billion. It includes three commercial banks that provide financial services at 163 branch locations and 171 ATM locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services. Susquehanna also operates an insurance and employee benefits company, a commercial finance company, and a vehicle leasing company. For more information, please visit www.susquehanna.net.

     This press release contains certain financial information determined by methods other than in accordance with GAAP. Susquehanna's management uses these non-GAAP measures in its analysis of the company's performance. These non-GAAP financial measures require management to make judgments about the exclusion of certain items, and if different judgments were made, the amounts reported would be different. These measures typically exclude the effects of intangibles and related amortization and include the tax benefit associated with revenue items that are tax-exempt. Disclosures regarding these non-GAAP financial measures are included in the accompanying financial information.

     The presentation of these non-GAAP financial measures is intended to supplement investors' understanding of Susquehanna's core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

     This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on Susquehanna's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                     Susquehanna Bancshares, Inc.
                            P.O. Box 1000
                           Lititz, PA 17543

SUMMARY FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

                                                  1Q07        1Q06
                                               ----------- -----------
Balance Sheet (EOP)
Investments                                    $1,440,795  $1,211,028
Loans and leases                                5,393,665   5,042,755
Allowance for loan & lease losses (ALLL)           61,789      53,999
Total assets                                    8,159,181   7,378,067
Deposits                                        6,025,507   5,355,616
Short-term borrowings                             256,299     193,825
FHLB borrowings                                   451,961     622,674
Long-term debt                                    222,139     172,647
Shareholders' equity                              950,700     784,613

Stated Book Value per Share                         18.23       16.72
Tangible Book Value per Share                       11.39       11.30

Average Balance Sheet
Investments                                     1,466,550   1,191,812
Loans and leases                                5,498,036   5,237,026
Total earning assets                            7,047,180   6,501,290
Total assets                                    8,194,166   7,443,309
Deposits                                        5,915,967   5,275,245
Short-term borrowings                             340,827     307,122
FHLB borrowings                                   542,568     692,962
Long-term debt                                    222,229     172,732
Shareholders' equity                              938,933     781,148

Income Statement
Net interest income                                63,048      59,737
Loan & lease loss provision                         2,000       2,675
Noninterest income                                 34,280      29,850
Noninterest expense                                64,847      60,957
Income before taxes                                30,481      25,955
Income taxes                                        9,754       8,254
Net income                                         20,727      17,701
Basic earnings per share                             0.40        0.38
Diluted earnings per share                           0.40        0.38
Cash dividends paid per share                        0.25        0.24

Asset Quality
Net charge-offs (NCO)                              $2,854      $2,390
Nonaccrual loans & leases                          29,372      16,355
Restructured loans                                  2,117       2,393
OREO                                                3,962       2,596
Total nonperforming assets (NPA)                   35,451      21,344
Loans & leases 90 days past due                     6,877       6,100


RATIO ANALYSIS                                    1Q07        1Q06
                                               ----------- -----------

Credit Quality
NCO / Average loans & leases                         0.21%       0.19%
NPA / Loans & leases & OREO                          0.66%       0.42%
ALLL / Nonperforming loans & leases                196.22%     288.03%
ALLL / Total loans & leases                          1.15%       1.07%

Capital Adequacy
Equity / Assets                                     11.65%      10.63%
Long-term debt / Equity                             23.37%      22.00%

Profitability
Return on average assets                             1.03%       0.96%
Return on average equity                             8.95%       9.19%
Return on average tangible equity (1)               14.71%      13.83%
Net interest margin                                  3.67%       3.76%
Efficiency ratio                                    66.11%      67.67%
Efficiency ratio excluding Hann (1)                 63.66%      61.88%

(1)Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable GAAP-based measure is return on average equity. We calculate return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from our calculation of return on average equity. Management uses the return on average tangible equity in order to review our core operating results. Management believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average equity to return on average tangible equity is set forth below.

Return on average equity (GAAP basis)                8.95%       9.19%
Effect of excluding average intangible assets
 and related amortization                            5.76%       4.64%
Return on average tangible equity                   14.71%      13.83%

Efficiency ratio excluding Hann is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable GAAP-based measure is the efficiency ratio. We measure our efficiency ratio by dividing noninterest expenses by the sum of net interest income, on a FTE basis, and noninterest income. The presentation of an efficiency ratio excluding Hann is computed as the efficiency ratio excluding the effect of our auto leasing subsidiary, Hann. Management believes this to be a preferred measure because it excludes the volatility of vehicle residual values and vehicle delivery and preparation expense of Hann and provides better visibility into our core business activities. A reconciliation of efficiency ratio to efficiency ratio excluding Hann is set forth below.

Efficiency ratio (GAAP basis)                       66.11%      67.67%
Effect of excluding Hann                             2.45%       5.79%
Efficiency ratio excluding Hann                     63.66%      61.88%


                     Susquehanna Bancshares, Inc.
                            P.O. Box 1000
                           Lititz, PA 17543

CONSOLIDATED BALANCE SHEETS

                                 March 31,   December 31,  March 31,
                                   2007         2006         2006
                                ------------ ------------ ------------
                                  (in thousands, except share data)
Assets
  Cash and due from banks          $181,780     $194,785     $175,838
  Unrestricted short-term
   investments                      112,055       70,996       64,517
                                ------------ ------------ ------------
    Cash and cash equivalents       293,835      265,781      240,355
  Restricted short-term
   investments                          213       33,533       27,979
  Securities available for sale   1,435,862    1,397,420    1,204,698
  Securities held to maturity
   (fair values approximate
   $4,933, $6,146, and $6,330)        4,933        6,146        6,330
  Loans and leases, net of
   unearned income                5,393,665    5,560,997    5,042,755
    Less: Allowance for loan
     and lease losses                61,789       62,643       53,999
                                ------------ ------------ ------------
        Net loans and leases      5,331,876    5,498,354    4,988,756
                                ------------ ------------ ------------
  Premises and equipment, net       106,012      106,305       88,862
  Foreclosed assets                   3,962        1,544        2,596
  Accrued income receivable          30,266       31,044       25,491
  Bank-owned life insurance         265,971      264,398      259,326
  Goodwill                          338,284      335,005      242,976
  Intangible assets with finite
   lives                             18,469       19,092       11,135
  Investment in and receivables
   from unconsolidated entities     166,811      121,663      153,546
  Other assets                      162,687      144,849      126,017
                                ------------ ------------ ------------
                                 $8,159,181   $8,225,134   $7,378,067
                                ============ ============ ============

Liabilities and Shareholders'
 Equity
  Deposits:
    Demand                         $905,382     $959,654     $902,816
    Interest-bearing demand       2,151,530    2,004,596    1,755,688
    Savings                         470,497      477,447      449,310
    Time                          1,563,477    1,528,298    1,473,661
    Time of $100 or more            934,621      907,594      774,141
                                ------------ ------------ ------------
        Total deposits            6,025,507    5,877,589    5,355,616
  Short-term borrowings             256,299      401,964      193,825
  FHLB borrowings                   451,961      528,688      622,674
  Long-term debt                    150,033      150,036      150,000
  Junior subordinated
   debentures                        72,106       72,244       22,647
  Accrued interest, taxes, and
   expenses payable                  43,682       54,800       56,033
  Deferred taxes                    148,630      145,825      129,123
  Other liabilities                  60,263       57,702       63,536
                                ------------ ------------ ------------
        Total liabilities         7,208,481    7,288,848    6,593,454
                                ------------ ------------ ------------

  Shareholders' equity:
    Common stock, $2.00 par
     value, 100,000,000 shares
     authorized; Issued:
     52,139,989 at March 31,
     2007; 52,080,419 at
     December 31, 2006; and
     46,927,699 at March 31,
     2006                           104,219      104,161       93,855
    Additional paid-in capital      347,471      345,840      232,215
    Retained earnings               513,563      505,861      477,740
    Accumulated other
     comprehensive loss, net of
     taxes of $(7,836);
     $(10,541); and $(10,361)       (14,553)     (19,576)     (19,197)
                                ------------ ------------ ------------
        Total shareholders'
         equity                     950,700      936,286      784,613
                                ------------ ------------ ------------
                                 $8,159,181   $8,225,134   $7,378,067
                                ============ ============ ============


                     Susquehanna Bancshares, Inc.
                            P.O. Box 1000
                           Lititz, PA 17543

CONSOLIDATED STATEMENTS OF INCOME
                                                   Three Months Ended
                                                        March 31,
-------------------------------------------------- -------------------
(In thousands, except per share data)                2007      2006
-------------------------------------------------- --------- ---------
Interest Income:
  Loans and leases, including fees                 $102,445   $91,364
  Securities:
        Taxable                                      15,465    10,847
        Tax-exempt                                      387       176
        Dividends                                     1,106       837
  Short-term investments                              1,124       738
                                                   --------- ---------
    Total interest income                           120,527   103,962
                                                   --------- ---------

Interest Expense:
  Deposits:
    Interest-bearing demand                          16,398    10,617
    Savings                                           1,113       622
    Time                                             27,739    20,341
  Short-term borrowings                               3,782     2,718
  FHLB borrowings                                     5,170     7,453
  Long-term debt                                      3,277     2,474
                                                   --------- ---------
    Total interest expense                           57,479    44,225
                                                   --------- ---------
Net interest income                                  63,048    59,737
Provision for loan and lease losses                   2,000     2,675
                                                   --------- ---------
Net interest income, after provision for loan and
 lease losses                                        61,048    57,062
                                                   --------- ---------

Noninterest Income:
  Service charges on deposit accounts                 6,475     5,055
  Vehicle origination, servicing, and
   securitization fees                                4,018     4,005
  Asset management fees                               4,611     4,768
  Income from fiduciary-related activities            1,588     1,494
  Commissions on brokerage, life insurance and
   annuity sales                                      1,111     1,100
  Commissions on property and casualty insurance
   sales                                              4,092     4,348
  Income from bank-owned life insurance               2,659     2,168
  Net gain on sale of loans and leases                4,051     3,292
  Net gain (loss) on securities                          61       (64)
  Other                                               5,614     3,684
                                                   --------- ---------
    Total noninterest income                         34,280    29,850
                                                   --------- ---------

Noninterest Expenses:
  Salaries and employee benefits                     34,276    29,974
  Occupancy                                           6,070     5,149
  Furniture and equipment                             2,897     2,485
  Advertising and marketing                           1,825     2,058
  Amortization of intangible assets                     623       425
  Vehicle lease disposal                              3,345     3,391
  Other                                              15,811    17,475
                                                   --------- ---------
    Total noninterest expenses                       64,847    60,957
                                                   --------- ---------
Income before income taxes                           30,481    25,955
Provision for income taxes                            9,754     8,254
                                                   --------- ---------
Net Income                                          $20,727   $17,701
                                                   ========= =========

Earnings per share:
    Basic                                             $0.40     $0.38
    Diluted                                           $0.40     $0.38
Cash dividends                                        $0.25     $0.24
Average shares outstanding:
    Basic                                            52,097    46,874
    Diluted                                          52,201    47,029


                     Susquehanna Bancshares, Inc.
                            P.O. Box 1000
                           Lititz, PA 17543



DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY


Interest rates and interest differential-taxable equivalent basis

               For the Three-month Period  For the Three-month Period
                          Ended                       Ended
                     March 31, 2007              March 31, 2006
               --------------------------- ---------------------------
(Dollars in     Average              Rate   Average              Rate
 thousands)      Balance   Interest   (%)    Balance   Interest   (%)
Assets
Short-term
 investments      $82,594    $1,124  5.52     $72,452      $738  4.13
Investment
 securities:
   Taxable      1,428,770    16,571  4.70   1,174,068    11,685  4.04
   Tax-
    advantaged     37,780       596  6.40      17,744       269  6.15
               ----------- ---------       ----------- ---------

 Total
  investment
  securities    1,466,550    17,167  4.75   1,191,812    11,954  4.07
               ----------- ---------       ----------- ---------
Loans and
 leases,
 (net):
   Taxable      5,412,903   101,406  7.60   5,168,004    90,616  7.11
   Tax-
    advantaged     85,133     1,598  7.61      69,022     1,151  6.76
               ----------- ---------       ----------- ---------

Total loans
 and leases     5,498,036   103,004  7.60   5,237,026    91,767  7.11
               ----------- ---------       ----------- ---------

Total
 interest-
 earning
 assets         7,047,180  $121,295  6.98   6,501,290  $104,459  6.52
                           ---------                   ---------
Allowance for
 loan and
 lease losses     (62,691)                    (54,388)
Other non-
 earning
 assets         1,209,677                     996,407
               -----------                 -----------

  Total assets $8,194,166                  $7,443,309
               ===========                 ===========

Liabilities
Deposits:
   Interest-
    bearing
    demand     $2,076,371   $16,398  3.20  $1,745,682   $10,617  2.47
   Savings        472,418     1,113  0.96     450,149       622  0.56
   Time         2,460,477    27,739  4.57   2,209,693    20,341  3.73
Short-term
 borrowings       340,827     3,782  4.50     307,122     2,718  3.59
FHLB
 borrowings       542,568     5,170  3.86     692,962     7,453  4.36
Long-term debt    222,229     3,277  5.98     172,732     2,474  5.81
               ----------- ---------       ----------- ---------

Total
 interest-
 bearing
 liabilities    6,114,890   $57,479  3.81   5,578,340   $44,225  3.22
                           ---------                   ---------
Demand
 deposits         906,701                     869,721
Other
 liabilities      233,642                     214,100
               -----------                 -----------

  Total
   liabilities  7,255,233                   6,662,161

Equity            938,933                     781,148
               -----------                 -----------

Total
 liabilities &
 shareholders'
 equity        $8,194,166                  $7,443,309
               ===========                 ===========

Net interest
 income /
 yield on
 average
 earning
 assets                     $63,816  3.67               $60,234  3.76
                           =========                   =========


1. Average loan balances include non accrual loans.
2. Tax-exempt income has been adjusted to a tax-equivalent basis using a marginal tax rate of 35%.
3. For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.


                     Susquehanna Bancshares, Inc.
                            P.O. Box 1000
                           Lititz, PA 17543

LOANS AND LEASES

Loans and leases, net of unearned income, were as follows:

                                   March 31,  December 31,  March 31,
                                     2007        2006         2006
                                  ----------- ------------ -----------
                                             (in thousands)
Commercial, financial, and
 agricultural                     $1,028,770     $978,522    $857,788
Real estate - construction         1,062,629    1,064,452   1,013,137
Real estate secured - residential  1,152,495    1,147,741   1,346,389
Real estate secured - commercial   1,553,882    1,577,534   1,276,681
Consumer                             302,870      313,848     315,751
Leases                               293,019      478,900     233,009
                                  ----------- ------------ -----------
 Total loans and leases           $5,393,665   $5,560,997  $5,042,755
                                  =========== ============ ===========


     CONTACT: Susquehanna Bancshares, Inc.
              Abram G. Koser, 717-625-6305
              ir@susquehanna.net